Exhibit 10.1
PROMISSORY NOTE

DATE:	January 4, 2008

MAKER:	The Resourcing Solutions Group, Inc. A Nevada corporation

MAKER'S MAILING ADDRESS:	7621 Little Avenue-Suite 101 Charlotte, NC 28226 Telephone (704) 643-0676

PAYEE: PLACE FOR PAYMENT	Tritent International Corpration 100 Overlook Center-First Floor Princeton, NJ 08540

PRINCIPAL AMOUNT:	ONE MILLION AND NO/100 DOLLARS ($1,000,000.00)

INTEREST RATE	FIFTY PERCENT (50%) of Outstanding Principal

TERMS OF PAYMENT
(PRINCIPAL AND INTEREST)

All funds due and owing, including but  not limited to the unpaid principal amount and accrued interest shall be paid in full no later than sixty (60) days from the date of this Note.

SECURITY FOR PAYMENT:

Security is provided by all assets of The Resourcing Solutions Group, Inc.  Public notice of this indebtedness provided through the filing of SEC Form 8-K on January 4, 2008.

OTHER SECURITY FOR PAYMENT
None

Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

If Maker defaults in the payment of this Note or in the performance of any obligation in any instrument securing or collateral to it, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this Note immediately due. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

If this Note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection or enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due. Reasonable attorney's fees shall be 10% of all amounts due unless either party pleads otherwise.

Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

Each Maker is responsible for all obligations represented by this Note. When the context requires, singular nouns and pronouns include the plural.

The Resourcing Solutions Group, Inc.,

By: /s/ Gary Musselman
  Gary Musselman

Its: President and CEO